Exhibit 23.3

CONSENT

As independent petroleum and natural gas consultants, we hereby consent to the reference of our name in the Annual Report on Form 10-K, for the year ended December 31, 2008 of EQT Corporation and to the incorporation of our name by reference in this Registration Statement (Form S-8) pertaining to the EQT Corporation 2009 Long-Term Incentive Plan.  We have no interest of a substantial or material nature in EQT Corporation, or in any affiliate.  We have not been employed on a contingent basis, and we are not connected with EQT Corporation, or any affiliate as a promoter, underwriter, voting trustee, director, officer, employee, or affiliate.

/s/ RYDER SCOTT COMPANY, L.P.

Houston, Texas
April 22, 2009